Exhibit 5.1

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413

June 8, 2021

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, New York 13413-4991

Re: PAR Technology Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of PAR Technology Corporation, a Delaware corporation (the “Company”). I am providing the opinion set forth below in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the subsequent offer and sale of: (i) 253,233 shares (“Option Shares”) of the Company’s common stock, par value $0.02 per share (“Common Stock”) issuable upon the exercise of stock options assumed by the Company in connection with its acquisition by merger of Punchh Inc. (“Punchh”) on April 8, 2021 and granted by Punchh prior to the closing of the acquisition under the Punchh Inc. 2010 Equity Incentive Plan and the Punchh Inc. 2020 Equity Incentive Plan (each an “Equity Plan” and together the “Equity Plans”); and (ii) 330,000 shares (“ESPP Shares” and together with the Option Shares, the “Registered Shares”) of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (“ESPP” and together with the Equity Plans, the “Plans”, each Equity Plan and the ESPP, a “Plan”).

In connection with the below opinion, I have examined the Registration Statement, the Plans, and the originals, or photostatic or certified copies, of instruments, documents, certifications, and records as I have deemed relevant and necessary or appropriate to provide the opinion set forth below. In providing the opinion, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon and subject to the foregoing, I am of the opinion that, following the effectiveness of the Registration Statement under the Securities Act, the Registered Shares, when issued and sold in accordance with the respective Plan, will be validly issued, fully paid, and nonassessable.

The opinion does not relate to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). The opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. I assume no obligation to supplement the opinion in the event of future changes in such law or the interpretations thereof or such facts.

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours, /s/ Cathy A. King Cathy A. King Vice President, General Counsel and Secretary